Consent of independent auditors

We consent to the use of our report dated August 29, 2017, in the Registration Statement on Form F-7 and related Rights Offering Circular for the issuance of Common Shares of Tintina Resources Inc. dated September 13, 2017, being filed with the United States Securities and Exchange Commission.

Vancouver, Canada
September 13, 2017	Chartered Professional Accountants